UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

February 5, 2016
Date of Report (date of earliest event reported)

LEAPFROG ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-31396 (Commission File Number)	95-4652013 (IRS Employer Identification No.)

6401 Hollis Street, Suite 100
Emeryville, California 94608-1463
(Address of principal executive offices) (Zip Code)

(510) 420-5000

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

On February 5, 2016, LeapFrog Enterprises, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with VTech Holdings Limited, an exempted company incorporated in Bermuda with limited liability (“Parent”), and Bonita  Merger Sub, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent (“Acquisition Sub”). The Board of Directors of the Company has unanimously approved the Merger Agreement.

The Offer and the Merger

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions described therein, Acquisition Sub has agreed to commence a tender offer (the “Offer”), as promptly as practicable but in any event event no later than March 3, 2016, to purchase the outstanding shares of Class A common stock of the Company (the “Class A Shares”) and the outstanding shares of Class B common stock of the Company (the “Class B Shares” and together with the Class A Shares, the “Shares”), at a purchase price per Share of US $1.00 (the “Offer Price”), net to the seller thereof in cash, without interest. The Board of Directors of the Company has unanimously recommended to the Company’s stockholders that they tender their Shares pursuant to the Offer (the “Recommendation”).

The consummation of the Offer is subject to, among other things, (i) there having been tendered and not validly withdrawn Shares which (when added to any Company Shares beneficially owned by Parent and Acquisition Sub) would represent at least (A) a majority of the aggregate voting power of the number of (x) Class A Shares outstanding immediately after the consummation of the Offer (assuming for this purpose that Class B Shares validly tendered (and not validly withdrawn) will convert to Class A Shares at the time of the consummation of the Offer), plus (y) Class A Shares that the Company would be required to issue pursuant to the conversion or exercise of all Company options and securities convertible into Class A Shares, and (B) that number of outstanding Class B Shares as would allow Parent to lawfully consummate the Merger in accordance with Section 251(h) of the Delaware General Corporation Law (“DGCL”), (ii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) obtaining any other significant required government approvals, (iv)  the Net Cash Balance (as defined in the Merger Agreement) of the Company being at least $25 million as of March 31, 2016 or, if earlier, the business day immediately prior to the first time at which the Acquisition Sub accepts for payment any Shares tendered pursuant to the Offer, and (v) other closing conditions contained in the Merger Agreement.

Following the consummation of the Offer and subject to the satisfaction or waiver of certain additional conditions set forth in the Merger Agreement, Acquisition Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (“Effective Time”), each outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by Parent, Acquisition Sub or any other wholly-owned subsidiary of Parent, and Shares held by stockholders that have properly exercised and perfected appraisal rights under Delaware law) will be converted automatically into the right to receive an amount in cash equal to the Offer Price, without interest. The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL. Accordingly, no vote of the stockholders of the Company will be required to consummate the Merger.

The Merger Agreement provides that, immediately prior to the Effective Time, (i) all options to purchase the Company’s common stock will be cancelled and all such options which would, by their terms, be exercisable at the Effective Time and have an exercise price per Share less than the Offer Price will be converted automatically into the right to receive for each Share issuable under such option an amount in cash equal to the excess of the Offer Price over such exercise price, (ii) all of the Company’s restricted stock units that are outstanding which would, by their terms, become vested as of the Effective Time, will be converted into the right to receive an amount equal to the Offer Price allocable per Share, without interest, and (iii) the ending date of the current offering period under the Company’s Employee Stock Purchase Plan shall occur prior to the Effective Time and all outstanding purchase rights shall be automatically exercised prior to the Effective Time.

The Merger Agreement contains customary representations and warranties of the Company, Parent and Acquisition Sub. The Merger Agreement also contains customary covenants and agreements, including with respect to the operation of the business of the Company and its subsidiaries between signing and closing, governmental filings and approvals, public disclosures and similar matters.

The Merger Agreement also prohibits the Company from soliciting proposals for the acquisition of the Company, and from providing non-public information to and engaging in discussions with third parties in response to an Acquisition Proposal (as defined in the Merger Agreement). However, under certain circumstances the Company is permitted to provide information and participate in discussions with respect to unsolicited alternative Acquisition Proposals.

Prior to the consummation of the Offer, the Board has the right to change the Recommendation in response to an unsolicited Superior Proposal (as defined in the Merger Agreement) if the Board determines in good faith (after consultation with outside counsel and its financial advisor) that failure to do so would reasonably be expected to result in a breach of the directors’ fiduciary duties. In the case of a Superior Proposal, the Board may also terminate the Merger Agreement to enter into a definitive agreement with respect to the Superior Proposal. However, the Company may not change the Recommendation or terminate the Merger Agreement under the above “fiduciary out” unless (i) the Company gives Parent five days’ notice that the Company intends to take such action and provides relevant information and materials; (ii) the Company provides Parent with at least five days to make a revised proposal, during which period the Company must negotiate in good faith (to the extent Parent requests in writing to negotiate) regarding any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by Parent; and (iii) after such period, the Board determines in good faith, after consultation with its legal and financial advisors, and taking into account any changes to the transaction documents proposed by Parent, that the alternative acquisition proposal continues to constitute a Superior Proposal and that the failure to make a change in recommendation or terminate the Merger Agreement, as applicable, would reasonably be expected to result in a breach of the directors’ fiduciary duties.

The Merger Agreement contains certain termination rights for both the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of US $2,900,000.

In accordance with the terms of the Merger Agreement, the directors and certain executive officers of the Company have entered into a tender and support agreement with Parent and Acquisition Sub (the "Support Agreement"). The Support Agreement obligates the signatories to support the Offer and the Merger in various ways, including by tendering all of their respective Shares into the Offer, to the extent necessary voting such Shares in favor of approving the Merger Agreement and the Merger, and voting such Shares against any actions that could reasonably be expected to prevent or delay the consummation of the transactions contemplated by the Merger Agreement. The Support Agreement also restricts the transfer of the Shares held by the parties thereto and imposes certain additional obligations on such parties, including prohibiting them from soliciting Acquisition Proposals from third parties. The Support Agreement terminates automatically upon the effective time of the Merger or earlier upon any termination of the Merger Agreement.

Additional Information

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

The Merger Agreement has been attached as an exhibit to provide investors and holders of Shares with information regarding its terms and is not intended to modify or supplement any factual disclosures about the Company, Parent or Acquisition Sub in the Company’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by the Company’s stockholders. None of the Company’s stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent or Acquisition Sub or any of their respective subsidiaries or affiliates. The Merger Agreement and this summary are not intended to modify or supplement any factual disclosures about the Company, and should not be relied upon as disclosure about the Company without consideration of the periodic and current reports and statements that the Company files with the SEC. Factual disclosures about the Company contained in public reports filed with the SEC may supplement, update or modify the factual disclosures contained in the Merger Agreement.

The foregoing summary of the Support Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Support Agreement, the form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01 Other Events.

On February 5, 2016, the Company issued a press release relating to the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Important Information and Where To Find It

The tender offer for the outstanding common stock of the Company referred to in this Current Report on Form 8-K has not yet commenced. This report is not an offer to purchase or a solicitation of an offer to sell shares of the Company’s common stock. The solicitation and the offer to purchase shares of the Company’s common stock will only be made pursuant to an offer to purchase and related materials that Parent intends to file with the SEC. At the time the tender offer is commenced, Parent will file a Tender Offer Statement on Schedule TO with the SEC, and at the same time or soon thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov. In addition, the tender offer statement on Schedule TO and related offering materials may be obtained for free (when they become available) from Parent.

Forward-Looking Statements or Information

Certain statements in this Current Report on Form 8-K, and the exhibits attached hereto, constitute “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended. Such statements are typically punctuated by words or phrases such as “anticipate,” “estimate,” “should,” “may” and words or phrases of similar import. These forward-looking statements include statements regarding expectations as to the completion of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the Merger Agreement to satisfy the conditions to closing specified in the Merger Agreement. More information about the Company and other risks related to the Company are detailed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The Company does not undertake an obligation to update forward-looking statements.

Item 9.01  Financial Statements and Exhibits.

Exhibit.	Description.

2.1	Agreement and Plan of Merger, dated as of February 5, 2016, by and among LeapFrog Enterprises, Inc., VTech Holdings Limited and Bonita Merger Sub, L.L.C.

10.1	Form of Tender and Support Agreement

99.1	Press release of VTech Holdings Limited and LeapFrog Enterprises, Inc., dated as of February 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc.

Date: February 5, 2016	By:	/s/ Raymond L. Arthur
Raymond L. Arthur
Chief Financial Officer